EXECUTION VERSION

U.S.$23,000,000

FACILITY AGREEMENT

dated February 27, 2012

for

SHANDONG CAOPU ARTS & CRAFTS CO. LTD.

arranged by

STANDARD CHARTERED BANK (HONG KONG) LIMITED

with

STANDARD CHARTERED BANK (HONG KONG) LIMITED

acting as Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED
acting as Security Agent

Ref: 05/215/DI/AMCM

Linklaters

(i)

SECTION 10 THE FINANCE PARTIES

24.	Role of the Agent, the Security Agent and the Arranger	71
25.	Conduct of business by the Finance Parties	77
26.	Sharing among the Finance Parties	77
27.	Accounts	78

SECTION 11 ADMINISTRATION

28.	Payment mechanics	81
29.	Set-off	83
30.	Notices	83
31.	Calculations and certificates	85
32.	Partial invalidity	86
33.	Remedies and waivers	86
34.	Amendments and waivers	86
35.	Confidentiality	87
36.	Counterparts	89

SECTION 12 GOVERNING LAW AND ENFORCEMENT

37.	Governing law	90
38.	Enforcement	90

THE SCHEDULES
SCHEDULE		PAGE

Schedule 1 The Original Lenders		91
Schedule 2 Conditions Precedent		92
Schedule 3 Utilisation Request		98
Schedule 4 Form of Transfer Certificate		99
Schedule 5 Form of Assignment Agreement		101
Schedule 6 Security Agency Provisions		104
Schedule 7 Form of Compliance Certificate		108
Schedule 8 Form of Accession Letter		110

(ii)

THIS AGREEMENT is dated February 2012 and made between:

(1)	SHANDONG CAOPU ARTS & CRAFTS CO. LTD., a wholly foreign-owned enterprise incorporated in the People's Republic of China with registration number 371700400000825 (the "Borrower");

(2)	MR. LI JINLIANG (李金亮), holder of PRC Identity Card No. 37292219590603393X with his residential address at No. 2888 Qinghe Road Cao Cheng Town, Cao County, Shandong Province (山东省曹县曹城镇青菏路2888号) (the "Individual Guarantor");

(3)	CHINA SHANDONG INDUSTRIES, INC., an entity incorporated in Delaware with registration number 4301773, TIANWEI INTERNATIONAL DEVELOPMENT CORPORATION, an entity incorporated in Oregon with registration number 571441—99 and CAOPU ENTERPRISE LIMITED, an entity incorporated in the British Virgin Islands with registration number 1533123 as original corporate guarantors (the "Original Corporate Guarantors");

(4)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as mandated lead arranger (the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders");

(6)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as agent of the other Finance Parties (the "Agent");

(7)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as security agent for the Finance Parties (the "Security Agent"); and

(8)	STANDARD CHARTERED BANK (CHINA) LIMITED, QINGDAO BRANCH as Account Bank.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

"Account Bank" means Standard Chartered Bank (China) Limited, Qingdao Branch or any other entity designated as the Account Bank by the Agent (acting on the instructions of the Majority Lenders) and which has become a Party as the Account Bank.

"Accounts" means the Onshore Proceeds Account and the Debt Service Reserve Account.

"Additional Guarantors" means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors and the Individual Guarantor).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

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"Agreed Form" means, in relation to a document, that it is in a form initialled by or on behalf of the Borrower and the Agent or confirmed by counsel to both the Arranger and the Borrower to be in the Agreed Form.

"Anti-Money Laundering Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"APLMA" means the Asia Pacific Loan Market Association Limited.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date which is 90 days after the date of this Agreement.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in an outstanding Loan; and

(b)	in relation to the proposed Utilisation, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Borrower Share Charge" means any PRC law-governed share charge in favour of the Security Agent over 100% of the shares in the Borrower.

"Borrowings" has the meaning given to it in Clause 19 (Financial covenants).

"Break Costs" means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

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(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and New York City.

"Capital Expenditure" means any expenditure incurred by the Borrower which, in accordance with the accounting principles applied in the preparation of the financial statements of the Borrower, should be treated as capital expenditure in the financial statements of the Borrower.

"Charged Assets" means the assets which are expressed to be subject to Security under any Transaction Security Document.

"Chargor" means any person expressed to create Security pursuant to any Transaction Security Document.

"Commitment" means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Part I of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Individual Guarantor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or the Individual Guarantor or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Individual Guarantor or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Individual Guarantor or any of their advisers; or

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(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

"Controlled Group" means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term "member of the Controlled Group" includes any person that was a member of the Controlled Group at the time of that past event.

"CSII" means China Shandong Industries, Inc., an entity incorporated in Delaware with registered number 4301773.

"CSII Share Pledge" means the New York law-governed pledge agreement between the Parent and the Security Agent over at least 86.4% of the shares in CSII.

"Debt Service Reserve Account" means the account so entitled held with the Account Bank in the name of the Borrower (or any other account being a renewal, redesignation or replacement of that account as the Account Bank may, from time to time, specify in writing to the Borrower and the Security Agent).

"Debt Service Reserve Amount" means, on any date, an amount equal to the aggregate projected amount of interest on the Loan falling due from the Borrower pursuant to Clause 8.2 (Payment of interest) in respect of the three month period commencing on such date (or its equivalent in another currency acceptable to the Agent).

"Deed of Undertaking" has the meaning given to it in the Warrant Instrument.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)	named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of any Obligor's knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

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"Economic Sanctions Laws" means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, and any similar law enacted in the United States after the date of this Agreement.

"Employee Plan" means, at any time, an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Environment" means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

"Environmental Claim" means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or regulatory authority relating to Environmental Law or the environmental, health or safety related obligations of any agreement, laws and regulations of any jurisdiction.

"Environmental Law" means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (a) the pollution or protection of, or compensation of damage or harm to, the Environment; (b) occupational or public health and safety; (c) emissions, discharges or releases into, or the presence in, the Environment or of the use, treatment, storage, disposal, transportation or handling of Hazardous Substances (including without limitation taxation or any obligation to purchase credits or allowances or to provide financial security with regard to any such activities); or (d) product stewardship.

"Environmental Licence" means any Authorisation, notification, assessment, certificate, allowance or credit required at any time under Environmental Law.

"ERISA" means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

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"Existing Warrants" means the:

(a)	warrants to subscribe for shares in CSII disclosed in the Form 10-K submitted by CSII pursuant to the Securities Exchange Act of 1934 of the United States in respect of the period ending on 31 December 2010; and

(b)	warrants to subscribe for shares in a member of the Offshore Group (acceptable to the Lenders) granted in favour of the financial adviser to the Borrower (on terms acceptable to the Lenders).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Borrower, the Agent and the Borrower or the Security Agent and the Borrower setting out any of the fees referred to in Clause 10 (Fees).

"Finance Document" means this Agreement, any Fee Letter, any Security Document, any Warrant Document and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Security Agent, the Arranger, the Account Bank or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

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(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"First Utilisation Date" means the earlier of (a) the first Utilisation Date and (b) the first Onshore Utilisation Date.

"Fraudulent Transfer Law" means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

"GAAP" means generally accepted accounting principles, standards and practices in the United States.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means CSII and its Subsidiaries for the time being.

"Group Structure Chart" means the structure chart of the Group delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

"Guarantors" means the Original Guarantors and any Additional Guarantors.

"Hazardous Substance" means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Intellectual Property" means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor and each member of the Group (which may now or in the future subsist).

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"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interest Rate" means, in relation to the Loan, 8 per cent. per annum.

"Internal Revenue Code" means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.).

"IPO" means any initial public offering of shares of a member of the Offshore Group (and any reference in this Agreement to the "occurrence of an IPO" or other terms having a similar effect shall mean the commencement of trading of the shares of that member of the Offshore Group on the relevant stock exchange pursuant to an IPO).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Liabilities" means all obligations owing or expressed to be owing to the Finance Parties or any of them by the Obligors, the Individual Guarantor or any Security Provider or any of them under or pursuant to the Finance Documents or any of them whether present or future, actual or contingent (and whether incurred by any of them alone or jointly, and whether as principal or surety or in some other capacity).

"LMA" means the Loan Market Association.

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

"Maintenance Capex" means any Capital Expenditure incurred to renew, repair or maintain currently owned equipment or facilities.

"Majority Lenders" means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding.

"Margin Stock" means "margin stock" as defined in Regulation U.

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the condition (financial or otherwise), assets, operations, prospects or business of any Obligor, Security Provider or any member of the Group or the consolidated financial condition (financial or otherwise), assets, operations, prospects or business of the Group or the Obligors taken as a whole;

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(b)	the ability of any Obligor, Security Provider or any member of the Group to perform and comply with its obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of, or the rights and remedies of, any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Non-Disposal Arrangement" means any third party escrow or custody arrangements, non-disposal arrangements, blocking instructions, powers of attorney for sale or any arrangement having a similar effect in circumstances where the arrangement or transaction is entered into primarily as a method of assuring the payment or repayment of any Financial Indebtedness.

"Obligor" means each of the Borrower and the Guarantors (other than the Individual Guarantor and the Parent).

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

"Offshore Group" means each member of the Group other than any person incorporated in the PRC.

"Onshore Account Charge" means the PRC law-governed account charge entered into on or about the date hereof between the Borrower and the Security Agent in respect of the Onshore Proceeds Account and the Debt Service Reserve Account.

"Onshore Buildings Mortgage" means the PRC law-governed mortgage contract entered into by and between the Borrower and the Security Agent in respect of a mortgage over the Borrower's buildings.

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"Onshore Facility Agreement" means the facility agreement dated on or about the date hereof between the Borrower and the Onshore Lender pursuant to which a facility of up to RMB 50,000,000 will be granted to the Borrower.

"Onshore Finance Documents" has the meaning ascribed to "Finance Documents" in the Onshore Facility Agreement.

"Onshore Finance Parties" has the meaning ascribed to "Finance Parties" in the Onshore Facility Agreement.

"Onshore Group" means each member of the Group incorporated in the PRC.

"Onshore Land Use Rights Mortgage" means the PRC law-governed mortgage contract entered into by and between the Borrower and the Security Agent in respect of a mortgage over the interest created by the Land Use Rights Contracts concerning the Borrower's land.

"Onshore Lender" means the Lenders under and as defined in the Onshore Facility Agreement.

"Onshore Proceeds Account" means the account so entitled held with the Account Bank in the name of the Borrower or any other account being a renewal, redesignation or replacement of the account as the Account Bank may, from time to time, specify in writing to the Borrower and the Security Agent.

"Onshore Security Documents" has the meaning ascribed to "Security Documents" in the Onshore Facility Agreement.

"Onshore Utilisation Date" has the meaning ascribed to "Utilisation Date" in the Onshore Facility Agreement.

"Original Financial Statements" means CSII's audited consolidated financial statements for the financial year ended 31 December 2010.

"Original Guarantors" means the Original Corporate Guarantors and the Individual Guarantor.

"Parent" means CAOPU Enterprise Limited, a company incorporated in the British Virgin Islands with registered number 4301773.

"Party" means a party to this Agreement.

"Permitted Disposal" means a sale, lease, transfer or other disposal (other than of a Charged Asset):

(a)	of trading stock by the Borrower in the ordinary course of trading;

(b)	of cash to the extent not expressly prohibited under the terms of the Finance Documents;

(c)	arising as a result of any Permitted Security;

(d)	by the Borrower of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the Borrower, are not required for the efficient operation of its business; and

(e)	by the Borrower of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality.

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"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness arising under any Finance Document or Onshore Finance Document;

(b)	any Financial Indebtedness arising under a Permitted Hedging Transaction; or

(c)	any Financial Indebtedness (other than falling within paragraph (g) of the definition of Financial Indebtedness) incurred by the Borrower not owed to a member of the Group, an Obligor, a Security Provider or an Affiliate of a member of the Group and not falling within paragraph (a) or (b) above, the aggregate outstanding principal amount of which does not at any time exceed RMB 220,500,000 (or its equivalent in another currency or currencies).

"Permitted Guarantee" means:

(a)	any guarantee arising under any Finance Document or Onshore Finance Document;

(b)	any guarantee issued by the Borrower on arm's length terms and in the ordinary course of its trading, to the extent that it is not in respect of Financial Indebtedness, nor to or for the benefit of, nor in respect of the liabilities or obligations of:

(i)	a member of the Group, an Obligor as Affiliate of a member of the Group; nor

(ii)	Heze Geilin Foods Co. Ltd, He Ju Xin Yuan Food Co. Ltd or any of their Affiliates;

(c)	any customary indemnity to a purchaser in relation to a Permitted Disposal provided that the maximum potential liability under any such indemnity does not exceed the consideration received by the Group for that disposal;

(d)	any customary indemnity in relation to a Permitted Treasury Transaction; or

(e)	any guarantee not falling within paragraphs (a) to (d) above and not given to or for the benefit of a member of the Group, an Obligor, a Security Provider or Affiliate of a member of the Group nor given in respect of the liabilities or obligations of a member of the Group, an Obligor, a Security Provider or Affiliate of a member of the Group, where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (b) of the definition of Permitted Loan, at any time exceed RMB 130,000,000 (or its equivalent in another currency or currencies).

"Permitted Loan" means:

(a)	any trade credit extended by the Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities; or

(b)	any loan not falling within paragraph (a) above made to a person which is neither a member of the Group, an Obligor nor an Affiliate of a member of the Group, the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) under any guarantees at that time which are permitted under paragraph (e) of the definition of Permitted Guarantee, exceed RMB 130,000,000 (or its equivalent in another currency or currencies).

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"Permitted Payment" means any payment:

(a)	by the Borrower to a member of the Offshore Group; or

(b)	by a member of the Offshore Group to another member of the Offshore Group.

"Permitted Restructuring" means a restructuring of the ownership of the issued share capital of the Borrower together with the acquisition by a member of the Offshore Group of Shares in a new member of the Offshore Group in preparation for an IPO and the entry into the Warrant Documents, all in a manner and in form and substance approved in advance in writing by the Majority Lenders.

"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the Borrower;

(b)	any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to the Borrower and not as a result of any default or omission by any member of the Group;

(c)	any Security or Quasi Security created pursuant to any Transaction Document;

(d)	any netting or set-off arrangement entered into under a Permitted Treasury Transaction where the obligations of the parties are calculated by reference to net exposure under that Permitted Treasury Transaction;

(e)	any Security or Quasi Security over goods and documents of title to goods arising under Permitted Financial Indebtedness; or

(f)	any Quasi Security arising as a result of a sale, transfer or other disposal which is a Permitted Disposal.

"Permitted Share Issue" means:

(a)	the issue of any shares pursuant to the Warrant Documents; or

(b)	the issue of shares by any member of the Group to another member of the Group which is its immediate Holding Company immediately prior to that share issue if the new shares are subject to the same Security, under the Security Documents as the shares already in issue.

"Permitted Treasury Transaction" means any Treasury Transaction entered into by the Borrower:

(a)	as required by the terms of the Onshore Finance Documents; or

(b)	in the ordinary course of business (and not for investment or speculative purposes) to hedge its currency or commodity price exposure.

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"Pledge and Security Agreement" means the New York law-governed pledge and security agreement between CSII, TIDC and the Security Agent.

"PRC" means the People's Republic of China (excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

"Qualifying IPO" means any IPO on the main board of (a) the NASDAQ Stock Market, (b) the New York Stock Exchange or (c) the Hong Kong Stock Exchange or any other internationally recognised major stock exchange acceptable to the Lenders and the Warrantholders, provided that such IPO has a pre-money valuation for the member of the Offshore Group the shares of which are to be listed of not less than 4.5 times the net profit set out in the audited, consolidated financial statements of CSII for the financial year ended 31 December 2010.

"Quasi Security" means an arrangement or transaction under which any member of the Group will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

"Regulation T", "Regulation U" or "Regulation X" means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdictions" means, in relation to any member of the Group:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

"Relevant Period" has the meaning given to it in Clause 19 (Financial covenants).

"Repayment Dates" means each date specified in Clause 6.1 (Repayment of the Loan) for the payment of a Repayment Instalment.

"Repayment Instalment" means each instalment for repayment of the Loan specified in Clause 6.1 (Repayment of the Loan).

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"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.6 (Governing law and enforcement), 17.9 (No default), 17.11 (Financial statements), 17.12 (Pari passu ranking), 17.13 (No proceedings pending or threatened), 17.14 (Title) and 17.16 (Environmental releases), 17.26 (No other business), 17.29 (US Governmental Regulation), 17.30 (US Margin Regulations) and 17.31 (ERISA Matters).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"RMB" means the lawful currency of the PRC.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means:

(a)	the Onshore Account Charge, the Pledge and Security Agreement and the CSII Share Pledge;

(b)	following their execution, the Borrower Share Charge, the Onshore Land Use Rights Mortgage and the Onshore Buildings Mortgage; and

(c)	any other document that may at any time be given as Security or Quasi-Security for any of the Liabilities.

"Security Property" has the meaning given to it in Schedule 6 (Security agency provisions).

"Security Provider" means the Parent and any other person (not being an Obligor) who grants or purports to grant Security or Quasi-Security or any guarantee for the performance of the Liabilities.

"Subsidiary" means in relation to any person at any time, any other person which is then either controlled, or more than 50% of whose issued ordinary or common equity share capital is then beneficially owned, directly or indirectly, by that person.

"Swap Breakage Costs" means an amount equal to any swap breakage costs incurred by any Finance Party as a result of the termination or amendment of any interest rate swap arrangement between such Finance Party and any counterparty as a result of the repayment or prepayment of any part of any Repayment Instalment on a date other than its originally scheduled Repayment Date.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date which is 36 Months from the First Utilisation Date.

"TIDC" means Tianwei International Development Corporation, a company incorporated in the State of Oregon in the United States with registered number 571441—99.

"Total Commitments" means the aggregate of the Commitments, being U.S.$23,000,000 at the date of this Agreement.

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"Transaction Documents" means the Finance Documents and the Onshore Finance Documents.

"Transaction Finance Parties" means the Finance Parties and the Onshore Finance Parties.

"Transaction Security Document" means any Security Document or any Onshore Security Document.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transaction" means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" and "United States" means the United States of America, its territories and possessions.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

"US$" and "US Dollars" means the lawful currency for the time being of the United States.

"US$ Equivalent" means, in relation to an amount in any currency other than US Dollars (the "specified currency") on any date of determination, the amount in US Dollars which, when converted into such specified currency utilising the Agent's spot rate of exchange for the purchase of such specified currency with US Dollars (or, if such spot rate of exchange is not available, such other prevailing rate of exchange as the Agent may determine) at such time selected by the Agent at its sole discretion (or, if such time is specified in any Finance Document, such specified time) on such date of determination (or if not reasonably practicable, on such other date as the Agent may reasonably select at its sole discretion), is equal to such first-mentioned amount in such specified currency.

"US Obligor" means any Obligor, including CSII and TIDC, that is organized, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of Utilisation, being the date on which the Loan is to be made.

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"Utilisation Request" means the notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Warrantholder" has the meaning given to it in the Warrant Instrument.

"Warrant Certificates" has the meaning given to it in the Warrant Instrument.

"Warrant Documents" means the Deed of Undertaking, the Warrant Instrument and the Warrant Certificates.

"Warrant Instrument" means the warrant instrument delivered to the Agent pursuant to the terms of Clause 4.1 (Initial conditions precedent) which will on execution constitute warrants to subscribe for shares in a member of the Offshore Group satisfactory to the Majority Lenders.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor", any "Party" or the "Security Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

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(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent's spot rate of exchange for the purchase of the first currency with the second currency at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances).
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SECTION 2

The Facility

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor or a Security Provider shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	its Capital Expenditure requirements (other than any Maintenance Capex requirement) and financing or part-financing any purchase of equipment of real property by it;

(b)	funding the Debt Service Reserve Account up to the Debt Service Reserve Amount from time to time;

(c)	funding its general working capital requirements;

(d)	the payment of fees and expenses payable by the Borrower in connection with the Finance Documents; and

(e)	payment of fees to the Borrower's financial adviser on or about the First Utilisation Date.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

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4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations are true in all respects.

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SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than three Business Days before the proposed Utilisation Date.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the proceeds of the Utilisation are to be credited to the Onshore Proceeds Account.

(b)	Only one Loan may be requested in the Utilisation Request.

(c)	Only one Utilisation Request may be submitted.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of U.S.$1,000,000 or, if less, the Available Facility; or

(ii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clause 5.1 (Delivery of the Utilisation Request) to Clause 5.3 (Currency and amount) have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by not later than one Business Day before the proposed Utilisation Date.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled:

(a)	immediately following the making of the Utilisation; or

(b)	if not previously cancelled in accordance with paragraph (a) above, at the end of the Availability Period for the Facility.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of the Loan

(a)	The Loan outstanding at the end of the Availability Period shall be repaid on the following dates in the following percentages of the amount of the Loan outstanding at the end of the Availability Period:

Repayment Date	Repayment Instalment
6 Months from the First Utilisation Date	7.5%
12 Months from the First Utilisation Date	7.5%
18 Months from the First Utilisation Date	7.5%
24 Months from the First Utilisation Date	7.5%
30 Months from the First Utilisation Date	15%
Termination Date	55%

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and cancellation

7.1	Definitions

In this Clause 7:

"Excluded Insurance Proceeds" means any Insurance Proceeds which the Borrower notifies the Agent are, or are to be, applied:

(i)	to a third party claim; or

(ii)	to cover operating losses in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt;

"Insurance Proceeds" means the proceeds of any insurance claim or consideration claim received by the Borrower except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group; and

"Pro Rata Portion" means the proportion which the aggregate principal amount outstanding under the Facility (the "Facility Aggregate Amount") bears to the aggregate of the Facility Aggregate Amount and the total principal amount outstanding under the Onshore Facility, in each case on the date of receipt of the relevant Insurance Proceeds by a member of the Group.

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7.2	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.3	Mandatory prepayment

(a)	The Borrower shall promptly (and in any event within 2 Business Days of receipt) apply, or procure the application of, the Pro Rata Portion of any Insurance Proceeds received by any member of the Group (or their US$ Equivalent) in prepayment of the Loan.

(b)	For the purpose of determining the Pro Rata Portion of any Insurance Proceeds, any relevant sum not denominated in US Dollars will be converted by the Agent into its US$ Equivalent as at the date that the relevant Insurance Proceeds are required to be applied in prepayment.

7.4	Application of Insurance Proceeds

Any amount applied in accordance with paragraph (a) of Clause 7.3 (Mandatory prepayment) in prepayment of the Loan, shall be applied in satisfaction of the obligations under Clause 6.1 (Repayment of the Loan) in inverse chronological order.

7.5	Set-off against Subscription Monies

(a)	If a Warrantholder is also a Lender, in accordance with the relevant provisions of the Warrant Instrument, the obligation of that Warrantholder to pay any Subscription Monies (as defined in the Warrant Instrument) for any Warrant Shares (as defined in the Warrant Instrument) subscribed for pursuant to the terms of the Warrant Documents shall be set-off against all or part (as the case may be) of the participation of that Lender in the Loan (the "Set-Off").

(b)	The relevant Lender shall be deemed to have notified the Borrower of the Set-Off when it exercises its Subscription Rights in accordance with the provisions of the Warrant Instrument.

(c)	Any Set-Off will:

(i)	take effect on the date on which the relevant Warrant Shares are issued;

(ii)	reduce the amount of the participation of the relevant Lender in the Loan in an amount equal to the US$ Equivalent of the Subscription Monies (calculated on the date on which the relevant Warrant Shares are issued); and

(iii)	be applied against the obligations of the Borrower under Clause 6.1 (Repayment of the Loan) in respect of the relevant Lender's participation in the Loan in inverse chronological order.

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7.6	Mandatory prepayment – No Qualifying IPO

If no Qualifying IPO has occurred on or before the date falling 24 Months following the First Utilisation Date, and Standard Chartered Bank (Hong Kong) Limited so requires in its sole discretion, the Agent shall, by not less than 3 days' notice to the Borrower, declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon all such outstanding amounts will become immediately due and payable.

7.7	Mandatory prepayment – IPO

Immediately upon the occurrence of an IPO, the Borrower shall prepay the Loan in full.

7.8	Mandatory prepayment – ownership and control

If:

(a)	the Parent does not, or ceases to, own directly at least 86 per cent. of the issued share capital of CSII and otherwise to control CSII; or

(b)	the Individual Guarantor does not, or ceases to, own indirectly 51 per cent. of the issued share capital in the Borrower (other than by reason of the issue of Warrant Shares (as defined in the Warrant Instrument)), and to otherwise control, the Borrower (other than by virtue of entry into the Deed of Undertaking by any members of the Group and/or the Parent), and Standard Chartered Bank (Hong Kong) Limited so requires in its sole discretion, the Agent shall, by not less than 3 days' notice to the Borrower, declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon all such outstanding amounts will become immediately due and payable.

7.9	Mandatory prepayment – bankruptcy or death

If the Individual Guarantor dies, is declared bankrupt or any action or step is taken by him to commence his bankruptcy, or any petition, application or the like for his bankruptcy is commenced, and Standard Chartered Bank (Hong Kong) Limited so requires in its sole discretion, the Agent shall, by not less than 3 days' notice to the Borrower, declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon all such outstanding amounts will become immediately due and payable.

7.10	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 30 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of the US$150,000) of the Available Facility. Any cancellation under this Clause 7.10 shall reduce the Commitments of the Lenders rateably.

7.11	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than 15 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of the US$750,000).

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(b)	Any prepayment under this Clause shall satisfy the obligations under Clause 6.1 (Repayment of the Loan) in inverse chronological order.

(c)	No voluntary prepayment may be effected prior to the date falling 12 Months after the First Utilisation Date.

(d)	No prepayment under this Clause 7.11 may be effected unless the Agent is satisfied that a proportion of the loans outstanding under the Onshore Facility Agreement rateable to the proportion of the Loan to be prepaid, will be prepaid on the date of such prepayment.

(e)	If a prepayment of all or part of the Loan in accordance with this Clause 7.11 is made, the Borrower shall pay on the date of such prepayment a prepayment fee in an amount equal to:

3% x A x (B/360)

Where:

A = the principal amount of the Loan prepaid under this Clause 7.11; and

B = the number of days from and including the date of such prepayment, up to and including the Termination Date.

(f)	For the purpose of determining compliance with paragraph (d) above, any relevant sum not denominated in US Dollars will be converted by the Agent into its US$ Equivalent as at the date that the Borrower provides the Agent with the notice specified in paragraph (a) above.

7.12	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on 5 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.9 (Pro rata interest settlement)), Break Costs, Swap Breakage Costs and other amounts payable in relation thereto under the Finance Documents.

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(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.13	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Swap Breakage Costs without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of the Loan under the Facility is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably under the Facility.

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SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

Subject to Clause 8.3 (Default interest) and Clause 8.4 (Additional risk compensation), the rate of interest on the Loan is the Interest Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 150 per cent. of the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 150 per cent. of the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Additional risk compensation

(a)	If any amount (a "Relevant Sum") drawn under the Facility is applied by the Borrower for purposes other than those described in Clause 3.1 (Purpose), to compensate the Lenders for the resulting additional risk interest shall accrue on the Relevant Sum from the date of its mis-application up to the date of its repayment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 200 per cent. of the rate which would have been payable if the Relevant Sum had, during the period between its mis-application and repayment, constituted a Loan in the currency of the Relevant Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Relevant Sum consists of all or part of the Loan which was misapplied on a day which was not the last day of an Interest Period relating to the Loan:

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(i)	the first Interest Period for that Relevant Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Relevant Sum during that first Interest Period shall be 200 per cent. of the rate which would have applied if the Relevant Sum had not been misapplied.

(c)	Additional Compensation (if unpaid) arising on a Relevant Sum will be compounded with the Relevant Sum at the end of each Interest Period applicable to that Relevant Sum but will remain immediately due and payable.

(d)	If any amount drawn under the Facility constitutes an Unpaid Sum and a Relevant Sum, the terms of this Clause 8.4 shall apply to that amount and not the terms of Clause 8.3 (Default interest).

9.	Interest Periods

9.1	Selection of Interest Periods

(a)	Each Interest Period in respect of the Loan shall be three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(b)	An Interest Period for the Loan shall not extend beyond the Termination Date or any Repayment Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.	Fees

10.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars computed at the rate of 2 per cent. per annum on that Lender's Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

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10.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

10.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10.4	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.5	Restructuring fee

The Borrower shall pay to the Arranger a structuring fee in the amount and at the times agreed in a Fee Letter.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax gross up and indemnities

11.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor or Security Provider to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor or Security Provider is required to make a Tax Deduction, in which case the sum payable by such Obligor or Security Provider (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor or Security Provider must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor or Security Provider.

(c)	If an Obligor or Security Provider is required to make a Tax Deduction, that Obligor or Security Provider shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor or Security Provider making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

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(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor or a Security Provider under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If an Obligor or a Security Provider makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor or Security Provider which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor or Security Provider.

11.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration and other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

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(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.	Increased costs

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and any requests, rules, guidelines or directives made under, or issued in connection with, the Dodd-Frank Act.. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor or a Security Provider;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

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(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Definitions).

13.	Other indemnities

13.1	Currency indemnity

(a)	If any sum due from an Obligor or a Security Provider under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor or Security Provider; and

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor or Security Provider shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor and Security Provider waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including but not limited to any Swap Breakage Costs) incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by the Borrower being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or Security Provider or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor or Security Provider to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

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(f)	the Loan (or part of the Loan):

(i)	being prepaid (either voluntarily or mandatorily) or reduced by operation of Clause 7.5 (Set-off against Subscription Monies); or

(ii)	not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

14.	Mitigation by the Lenders

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.2 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	Costs and expenses

15.1	Transaction expenses

The Borrower shall, within three Business Days of demand, pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

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(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Security Agent expenses

The Borrower shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

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SECTION 7

guarantee

16.	Guarantee and indemnity

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or the Individual Guarantor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Obligor and the Individual Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.

16.5	Guarantor intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

16.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 16.

16.8	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor or the Individual Guarantor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor or the Individual Guarantor; and/or

(f)	to claim or prove as a creditor of any Obligor or the Individual Guarantor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

16.9	Limitations on guarantee by US Obligors

(a)	Each US Obligor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

(b)	Each US Obligor represents, warrants and agrees that:

(i)	the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise (including its obligations under the Finance Documents), is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

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(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Obligor under Clause 16 (Guarantee and indemnity) shall in no event exceed an amount equal to the greatest amount that would not render such US Obligor's obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to (i) all other liabilities of such US Obligor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such US Obligor in respect of intercompany indebtedness to the Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such US Obligor hereunder) and (ii) the value as assets of such US Obligor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Obligor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among such US Obligors and the Borrower and the other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

16.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

Each Obligor and the Individual Guarantor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	The Individual Guarantor is a citizen of and is domiciled and resident in the PRC.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); or

(b)	in the case of any Transaction Security Document, the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it or any of its Subsidiaries to create any Security over any of their respective assets.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	The Individual Guarantor is of full age and sound mind, fully understands the contents of the Finance Documents and has either obtained independent legal advice or has voluntarily waived his right to seek independent legal advice with respect to the Finance Documents and the transactions contemplated by the Finance Documents prior to his execution and delivery of those Finance Documents to which he is a party and he fully understands the nature and extent of his obligations and liabilities under the Finance Documents and has acted independently and free from any undue influence by any person.

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17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions or, in the case of the Individual Guarantor, his jurisdiction of domicile;

(c)	to enable it and its Subsidiaries to carry on its or their business; and

(d)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect save for approvals, filings and registrations as the Security Documents stipulate for the purpose of effectively providing the Security expressed to be created under those Security Documents to the Security Agent or for perfecting or protecting the Security.

17.6	Governing law and enforcement

(a)	The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions or, in the case of the Individual Guarantor, his jurisdiction of domicile.

(b)	Any judgment obtained in Hong Kong in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its Relevant Jurisdictions or, in the case of the Individual Guarantor, his jurisdiction of domicile (and, in relation to a Finance Document governed by a law other than Hong Kong law) in the jurisdiction of the governing law of that Finance Document.

17.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Save as expressly specified in the Finance Documents, under the law of its jurisdiction of incorporation or, in the case of the Individual Guarantor, his jurisdiction of domicile, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

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(b)	No other event or circumstance is outstanding which constitutes (or which, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of their Subsidiaries or to which its or any of its Subsidiaries' assets are subject which might have a Material Adverse Effect.

17.10	No misleading information

(a)	Any factual information provided by or on behalf of any Obligor or the Individual Guarantor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any Obligor or the Individual Guarantor have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Any expressions of opinion or intention provided by or on behalf of Obligor or the Individual Guarantor in connection with any Finance Document were made after due and careful consideration and based on reasonable grounds.

(d)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in any information provided by or on behalf of any Obligor or the Individual Guarantor being untrue or misleading in any material respect.

17.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent CSII's consolidated financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in the condition (financial or otherwise), assets, operations, prospects or business or the consolidated condition (financial or otherwise), assets, operations, prospects or business of the Group since 31 December 2010.

(d)	The financial year end of the Borrower and CSII is 31 December.

(e)	As at the date of its most recent financial statements (if any), it had no indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) which was not disclosed by those financial statements (or by the notes thereto) or reserved against therein, nor any unrealised or anticipated losses which were not so disclosed or reserved against.

17.12	Pari passu ranking

(a)	Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in its place of incorporation applying to companies generally (in the case of the Borrower) or in his place of domicile applying to individuals generally (in the case of the Individual Guarantor).

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17.13	No proceedings pending or threatened

No litigation, arbitration, investigative, regulatory or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any member of the Group.

17.14	Title

(a)	It and each of its Subsidiaries has good and marketable title to, or valid leases and licences of, or is otherwise entitled to use, all material assets necessary or desirable for it to carry on its business as it is being, or is proposed to be, conducted.

(b)	It has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

17.15	Environmental laws and licences

It and each of its Subsidiaries has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Licences required or desirable in connection with its business and has complied with the terms of those Environmental Licences;

(c)	disclosed all budgeted investment expenditure or works necessary to ensure compliance with any Environmental Laws or Environmental Licences; and

(d)	procured that any products or components it supplies are compliant with applicable Environmental Laws of the markets on which such products or components are placed,

in each case where failure to do so might have a Material Adverse Effect and there are to its knowledge no circumstances that would be reasonably likely to prevent or materially interfere with such compliance in the future.

17.16	Environmental releases

No:

(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is or was contaminated with any Hazardous Substance or in a contaminated state during its period of occupation or ownership; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, onto, under or from that property,

in each case in circumstances where this might have a Material Adverse Effect.

17.17	Authorised signatures

Each person specified as an authorised signatory of any member of the Group in any document accepted by the Agent pursuant to paragraph 1(c) of Part I of Schedule 2 (Conditions precedent) or delivered to the Agent pursuant to paragraph (f) of Clause 18.4 (Information: miscellaneous) is, subject to any notice to the contrary delivered to the Agent pursuant to Clause 18.4 (Information: miscellaneous), authorised to sign the Utilisation Request (in the case of the Borrower only) and other notices on its behalf under or in connection with the Finance Documents.

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17.18	Insurances

(a)	The insurances required by Clause 20.8 (Insurance) are in full force and effect as required by this Agreement.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

17.19	No Immunity

(a)	Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process in Hong Kong, in its Relevant Jurisdictions or, in the case of the Individual Guarantor, in its jurisdiction of domicile or, in each case, in the jurisdiction of the governing law of any Finance Document.

(b)	Its entry into the Finance Documents to which it is a party constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents to which it is a party will constitute, private and commercial acts done and performed for private and commercial purposes.

17.20	No Financial Indebtedness, Guarantees or Security

(a)	No member of the Group has any Financial Indebtedness other than Permitted Financial Indebtedness.

(b)	No member of the Group has issued any guarantee other than a Permitted Guarantee.

(c)	No Security or Quasi-Security exists over all or any of the assets of any member of the Group other than any Permitted Security.

17.21	Shares

(a)	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document are duly authorised, validly issued, fully paid, non-assessable and freely transferable and constitute shares in the capital of limited companies, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(b)	Except as provided in the Finance Documents or pursuant to the Existing Warrants, no person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital or loan capital of any member of the Group (including any right of pre-emption, conversion or exchange).

(c)	Except as provided in the Finance Documents or pursuant to the Existing Warrants, there are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital or loan capital of any member of the Group (including any option or right of pre-emption, conversion or exchange).

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(d)	The shares of each member of the Group other than CSII which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute all the share capital of each such member of the Group.

(e)	The shares of CSII which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute at least 86 per cent. of the share capital of CSII.

17.22	Taxes

(a)	Each member of the Group has paid when due all Taxes required to be paid by it other than any Taxes:

(i)	being contested by it in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed to the Arranger and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

(b)	No member of the Group is overdue in the filing of any Tax return.

17.23	No Adverse Consequences

(a)	It is not necessary under the law of any of its Relevant Jurisdictions or, in the case of the Individual Guarantor, his jurisdiction of domicile nor, under the governing law of any Finance Document to which it is party:

(i)	in order to enable any Finance Party to enforce rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by any Finance Party of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any such jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

17.24	Group structure

The Group Structure Chart shows:

(a)	each member of the Group, any person in whose shares any member of the Group has an interest and any person which has an interest in any member of the Group (and, in each case, the percentage of the issued share capital held, and whether legally or beneficially, by that member or person), in each case as at the date of this Agreement;

(b)	the jurisdiction of incorporation or establishment of each person shown in it; and

(c)	the status of each person shown in it which is not a limited liability company or corporation.

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17.25	Solvency

(a)	No member of the Group nor the Parent is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated, nor, in any such case, will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

(b)	No member of the Group nor the Parent has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 21.7 (Insolvency proceedings).

(c)	The Individual Guarantor is able to meet his obligations and pay his debts as they fall due, does not admit and has not admitted any inability to pay his debts as they fall due and has not suspended making payments on any of his debts.

(d)	The Individual Guarantor has not taken any action nor has any steps been taken or legal proceedings been started or (to the best of his knowledge and belief) threatened against him under any bankruptcy, reorganisation, suspension of payment or insolvency law or other law for the relief of debtors.

(e)	No judgment, decision or order for the payment of money has been rendered by a court, arbitral authority or regulatory agency against the Individual Guarantor.

17.26	No other business

(a)	No member of the Offshore Group:

(i)	has any liability or obligation (actual or contingent, present or future); or

(ii)	has entered into any contract,

other than:

(A)	holding shares in any other member of the Group;

(B)	holding cash or cash equivalent investments;

(C)	providing to members of the Group management and administrative services (excluding treasury services) of a type customarily provided by a Holding Company to its Subsidiaries;

(D)	incurring liability to pay Tax, where the liability is incurred in the ordinary course of activities, and paying that Tax; and

(E)	as contemplated by or in connection with the Finance Documents.

(b)	No member of the Offshore Group has or has had any employees.

17.27	Corrupt Practices

It has not directly or indirectly made, authorised, offered or promised any bribe or unlawful or improper payment, disposition of asset, offering of anything of value, gift or inducement, to or for the benefit of any governmental or regulatory authority, any court or judicial or arbitral body, or any political party, or any official, officer, employee, candidate, agent or representative of any of the foregoing, with a view to (or knowing or having reasonable grounds to believe that such bribe, payment, disposition, offering, gift or inducement will be applied with a view to) influencing the action or determination of any person or influencing the carrying out of or failure to carry out any official function or duty, or with a view to obtaining, retaining or directing any business or obtain any improper advantage (including, without limitation, any such action in breach of the Foreign Corrupt Practices Act of 1977 of the United States).

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17.28	US Anti-Terrorism Laws

It, and to the best of its knowledge, each of its Subsidiaries:

(a)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws;

(b)	is not a Designated Person; and

(c)	will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or will otherwise use, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

17.29	US Governmental Regulation

(a)	It is not a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It is not an "investment company" as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	It will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

17.30	US Margin Regulations

No part of the proceeds of any Utilisation will be used for "buying" or "carrying" (within the meaning of Regulation T, U or X) any Margin Stock or for any purpose which violates the provisions of the regulations of the Federal Reserve Board; additionally. following the application of the proceeds of each Utilisation, not more than 25 per cent. of the value of the assets of the Obligors (on a consolidated basis) will be invested in Margin Stock.

17.31	ERISA Matters

No Obligor or ERISA Affiliate has during the past five years maintained, contributed to or had an obligation to contribute to any Employee Plan or Multiemployer Plan or has any present intention to do so.

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17.32	Individual Guarantor knowledge

The Individual Guarantor has knowledge of the commercial and legal implications of entering into the transactions contemplated by the Transaction Documents and is entering into the transactions without being unduly influenced by any other party to the Transaction Documents.

17.33	Repetition

The Repeating Representations are deemed to be made by each Obligor and the Individual Guarantor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period.

18.	Information undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of each of CSII's financial years CSII's audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 45 days after the end of the first half of each of CSII's financial years CSII's consolidated financial statements for that financial half year;

(c)	as soon as the same become available, but in any event within 45 days after the end of each of CSII's financial quarters CSII's consolidated financial statements for that financial quarter; and

(d)	as soon as the same become available, but in and event within 15 days after the end of each of month within a financial quarter CSII's consolidated financial statements for that month.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which or, as applicable, during the period in respect of which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower and, in the case of the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements), shall be reported on by the Borrower's auditors in the form agreed by the Borrower and all the Lenders.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view of CSII's consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

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(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect GAAP, the accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by any member of the Group to its shareholders (or any class of them) or by any Obligor to its creditors generally at the same time as they are dispatched;

(b)	promptly, any announcement, notice or other document relating specifically to any member of the Group posted onto any electronic website maintained by any stock exchange on which shares in or other securities of any member of the Group are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of any member of the Group;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration, investigative or administrative proceedings which are current, threatened or pending against any Obligor or any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of any Obligor or any member of the Group as any Finance Party (through the Agent) may reasonably request;

(e)	promptly, any claim, notice or other communication received by any member of the Group in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, might reasonably be expected to have a Material Adverse Effect;

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(f)	promptly, notice of any change in authorised signatories of any member of the Group signed by a director or company secretary of such member of the Group accompanied by specimen signatures of any new authorised signatories;

(g)	together with each Compliance Certificate accompanying the annual and semi-annual financial statements of CSII delivered to the Agent, details of the orders received by the Borrower since the delivery of the last such financial statements (or, in the case of the first such financial statements so delivered, since the date falling 6 Months prior to the date to which such financial statements were drawn up); and

(h)	promptly details of any changes to the constitutive documents of any Obligor.

18.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Books and records

(a)	Each Obligor shall:

(i)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(ii)	permit any Finance Party or any of its representatives, professional advisers and contractors upon reasonable notice to visit any of its offices, inspect (and photocopy extracts from, where appropriate) any of its assets, premises, books and records and discuss its financial matters with its officers and auditors. The cost and expense of each such visit shall be borne by the Borrower.

(b)	Each Obligor hereby authorises its auditors to discuss any of the Group's financial matters with any Finance Party or any of its representatives, whether or not any representative of the Borrower is present, and to inspect, and photocopy extracts from, any of its books and records.

18.7	Auditors

(a)	Save as required pursuant to paragraph 2 (Auditors) of Part III of Schedule 2 (Conditions subsequent), no member of the Group shall change its auditors without the consent of the Majority Lenders.

(b)	The Borrower shall not (and shall procure that no other member of the Group shall) change its financial year end from 31 December without the consent of the Majority Lenders.

18.8	Investigations

(a)	If an Event of Default is continuing or would reasonably be expected to occur or the Majority Lenders believe that any financial statement, certificate or calculation provided under this Agreement is inaccurate or incomplete in any material respect, the Agent (acting on the instructions of the Majority Lenders) may:

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(i)	instruct (or require the Borrower to instruct) the auditors of the Borrower (or such other internationally recognised "big four" firm of accountants as the Agent selects) to investigate the affairs, financial performance or accounting and other reporting procedures and standards of the Group; or

(ii)	instigate such other investigations and commission such other reports as the Agent (acting on the instructions of the Majority Lenders) requires.

The cost and expense of each such investigation or report shall be borne by the Borrower.

(b)	Each Obligor shall co-operate fully with any person carrying out an investigation or preparing a report pursuant to paragraph (a) above.

18.9	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, the Security Provider or the Individual Guarantor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor (or the Security Provider or the Individual Guarantor, as applicable) shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	Financial covenants

19.1	Financial condition

The Borrower shall ensure that:

(a)	the ratio of Borrowings to Tangible Net Worth on each date set out in the table below will not exceed the ratio set out in the table below against that date:

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Date	Ratio
30 June 2012	1.2:1
31 December 2012	1.2:1
30 June 2013	1:1
31 December 2013	1:1
30 June 2014	0.8:1
31 December 2014	0.8:1
30 June 2015	0.8:1
31 December 2015	0.8:1

(b)	the ratio of Borrowings on each date set out in the table below to EBITDA in relation to the Relevant Period ending on that date shall not exceed the ratio set out in the table below against that date:

Date	Ratio
30 June 2012	2.6:1
31 December 2012	2.6:1
30 June 2013	2.0:1
31 December 2013	2.0:1
30 June 2014	2.0:1
31 December 2014	2.0:1
30 June 2015	2.0:1
31 December 2015	2.0:1

and

(c)	the ratio of EBITDA in relation to any Relevant Period ending on a date set out in the table below to Interest Expense for the Relevant Period ending on that date shall not exceed the ratio set out in the table against that date:

Date	Ratio
30 June 2012	3.5:1
31 December 2012	3.5:1
30 June 2013	4.0:1
31 December 2013	4.0:1
30 June 2014	4.0:1
31 December 2014	4.0:1
30 June 2015	4.0:1
31 December 2015	4.0:1

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19.2	Financial covenant calculations

(a)	The Borrowings, EBITDA, Interest Expense and Tangible Net Worth shall be calculated and interpreted in accordance with the GAAP applicable to the Original Financial Statements of the Borrower and shall be expressed in US Dollars.

(b)	For the purpose of this Clause 19, an amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Borrower been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Borrower.

(c)	Compliance with the requirement set out in Clause 19.1 (Financial condition) shall be determined from the most recent set of financial statements and Compliance Certificate delivered pursuant to Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

19.3	Definitions

In this Clause 19:

"Borrowings" means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of CSII and its Subsidiaries (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

"EBITDA" means, in relation to any Relevant Period, the total consolidated operating profit of CSII and its Subsidiaries for that Relevant Period:

(a)	before taking into account:

(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group; and

(iv)	extraordinary and exceptional items (including, but not limited to, any payment of the restructuring fee described in Clause 10.5 (Restructuring fee) or of any amount by any member of the Group pursuant to clause [14] (Warrantholder Put Rights) of the Warrant Instrument); and

(b)	excluding amounts attributable to minority interests in Subsidiaries; and

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(c)	after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

as determined (except as needed to reflect the terms of this Clause 19) from the consolidated financial statements of CSII and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

"Interest Expense" means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by CSII and its Subsidiaries in that Relevant Period in respect of Borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by:

(i)	adding back the net amount payable (or deducting the net amount receivable) by CSII and its Subsidiaries in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)	deducting interest income of CSII and its Subsidiaries in respect of that Relevant Period to the extent freely distributable to an Obligor in cash,

as determined (except as needed to reflect the terms of this Clause 19) from the consolidated financial statements of CSII and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

"Relevant Period" means:

(a)	each financial year of CSII; and

(b)	each period beginning on the first day of the second half of a financial year of CSII and ending on the last day of the first half of its next financial year.

"Tangible Net Worth" means, as at any particular time, the aggregate of the amount paid up or credited as paid up on the issued share capital of CSII (other than any shares which are expressed to be redeemable) and the amount standing to the account of the reserves of CSII, less (but without double counting) any amount which is attributable to:

(a)	goodwill or other intangible assets;

(b)	amounts set aside for Tax;

(c)	minority interests;

(d)	the amount by which the net book value of any asset has been written up after 31 December 2010 by way of revaluation; and

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(e)	any dividend or other distribution declared, recommended or made by the Borrower, but ignoring any variation in the credit or debit balance on CSII's profit and loss account since the date of the then latest audited balance sheet of CSII except to the extent reflected in any later profit and loss statement of CSII's delivered to the Agent under Clause 18 (Information undertakings).

20.	General undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

(a)	Each Obligor and the Individual Guarantor shall (and the Borrower shall ensure that each other member of the Group will) promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation to:

(A)	enable it to perform its obligations under the Finance Documents (including, without limitation, in connection with any payment to be made thereunder);

(B)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation or domicile of any Finance Document or otherwise required for a purpose specified in Clause 17.5 (Validity and admissibility in evidence); and

(C)	enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.

(b)	The relevant Obligor (or the Individual Guarantor, as applicable) shall promptly make the registrations, obtain all Authorisations and otherwise comply with other requirements specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or in the case of any Security Document, any requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

20.2	Compliance with laws

Each Obligor and the Individual Guarantor shall (and the Borrower shall ensure that each other member of the Group will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Additional Guarantors

The Borrower shall ensure that, each company becoming a member of the Offshore Group will, within 15 Business Days of the date that it becomes a member of the Offshore Group, become an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors and the Individual Guarantor) and will provide the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) as Security in favour of the Finance Parties to secure all of the obligations of the Obligors and the Individual Guarantor under the Finance Documents.

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20.4	Negative pledge

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security or Quasi Security created under or pursuant to any Permitted Security.

20.5	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or any transaction forming part of the Permitted Restructuring.

20.6	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on at the date of this Agreement.

20.8	Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, satisfactory to the Majority Lenders.

20.9	Environmental undertakings

The Borrower shall (and shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required or desirable in connection with its business;

(c)	comply with the terms of all those Environmental Licences obtained; and

(d)	procure that any product or component it supplies is compliant with applicable Environmental Laws of the market for which such product or component is supplied,

in each case where failure to do so might have a Material Adverse Effect.

20.10	Pari Passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.11	Capitalisation

Each Obligor shall ensure that, at all times, it has sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it.

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20.12	Financial Indebtedness

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

20.13	Acquisitions and investments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	invest in or acquire, whether by incorporation or otherwise, any share in or any equity security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	invest or acquire any business or going concern, or the whole or substantially the whole of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing); or

(iii)	enter into any joint venture, consortium, partnership or similar arrangement with any person.

(b)	Paragraph (a) above does not apply to the Permitted Restructuring (or any part of it) or any acquisition of shares issued pursuant to a Permitted Share Issue.

20.14	Loans or credit

No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	make any loan, or provide any form of credit or financial accommodation, to any other person other than any Permitted Loan; or

(b)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of any person other than a Permitted Guarantee.

20.15	Bank accounts

The Borrower shall open and maintain the Debt Service Reserve Account and the Onshore Proceeds Account with the Account Bank.

20.16	Issue of shares

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	issue any share to any person; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any Obligor or member of the Group.

(b)	Paragraph (a)(i) above does not apply to any Permitted Share Issue.

(c)	Paragraph (a)(ii) above does not apply to the Warrant Documents or the Existing Warrants.

20.17	Restricted payments

(a)	No Obligor shall:

(i)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease any Financial Indebtedness owed actually or contingently, to any of its shareholders or to any Affiliate of any of its shareholders;

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(ii)	declare, pay or make any dividend or other payment or distributor of any kind on or in respect of any class of its shares;

(iii)	pay any fee or commission to any person; or

(iv)	reduce, return, purchase, repay, cancel or redeem any of its share capital.

(b)	Paragraph (a) does not apply to any Permitted Payment.

20.18	Arm's length dealings

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:

(i)	in the ordinary course of trading, at arm's length and on normal commercial terms; or

(ii)	as required by the Transaction Documents.

(b)	Paragraph (a) does not apply to any Permitted Loan or Permitted Payment.

20.19	Taxes

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) pay and discharge all Taxes, rates, rents and governmental charges upon it and its assets before penalties become attached thereto and shall establish adequate reserves for the payment of any Taxes, rates, rents and governmental charges becoming due unless such Taxes, rates, rent and governmental charges are being contested in good faith by appropriate proceedings.

(b)	Each Obligor shall make all filings required under applicable laws and regulations (including, without limitation, the obligations to file quarterly tax returns with any Governmental Agency).

20.20	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each Group member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

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20.21	Debt Service Reserve Account

(a)	The Borrower shall ensure that on and from the first Utilisation Date the amount standing to the credit of the Debt Service Reserve Account is at all times at least equal to the Debt Service Reserve Amount, save that if a withdrawal from the Debt Service Reserve Account has been made pursuant to paragraph (c) or (d) below, the Borrower shall ensure that the amount standing to the credit of the Debt Service Reserve Account is equal to the Debt Service Reserve Amount:

(i)	in the case of paragraph (c) below, within one Business Day of such withdrawal; or

(ii)	in the case of paragraph (d) below, within one Business Day of the earlier of (x) the date on which the Agent notifies the Borrower of such withdrawal pursuant to paragraph (d) below and (y) the date on which the Borrower becomes aware that a withdrawal has been made.

(b)	The Borrower instructs the Account Bank to pay to the Agent such amounts standing to the credit of the Debt Service Reserve Account as are specified by the Agent to the Account Bank on or after any date on which the Account Bank receives a notice from the Agent that an Event of Default has occurred. To the extent that such amount received by the Agent is insufficient to pay all amounts then due and unpaid under the Finance Documents, nothing in this paragraph (b) shall prejudice the obligations of the Borrower to pay all such outstanding amounts in full.

(c)	If any amount under the Finance Documents is due and payable but has not been paid on its due date, the Agent may instruct the Account Bank to withdraw funds standing to the credit of the Debt Service Reserve Account for application towards all or part of the unpaid amount regardless of whether or not an Event of Default has occurred. The Agent shall promptly notify the Borrower of any withdrawal made pursuant to this paragraph (c) including the amount of such withdrawal.

(d)	If, at any time, the amount standing to the credit of the Debt Service Reserve Account exceeds the Debt Service Reserve Amount, provided that no Default is continuing or would result from such payment, the Borrower may withdraw any amounts in the Debt Service Reserve Account up to the amount of such excess (the "Excess Amount") for application towards any purposes permitted by the Finance Documents by delivery of a request to the Agent, copied to the Security Agent, confirming the Excess Amount to be withdrawn and that no Default is continuing or would result from such payment and, promptly upon receipt of such request from the Borrower, the Agent shall instruct the Security Agent to instruct the Account Bank to effect such withdrawal and, promptly upon receipt of the Agent's instructions, the Security Agent shall instruct the Account Bank to effect the withdrawal.

(e)	Except as expressly permitted by this Clause 20.21, no withdrawals from the Debt Service Reserve Account may be made by the Borrower (or any other Obligor).

20.22	Onshore Proceeds Account

(a)	The Borrower shall ensure that all proceeds of the Loan are paid into the Onshore Proceeds Account.

(b)	The Borrower may only withdraw sums from the Onshore Proceeds Account:

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(i)	to make payments for a purpose permitted by Clause 3 (Purpose);

(ii)	to transfer amounts to the Debt Service Reserve Account to fulfil the Borrower's obligations under paragraph (c) of Clause 20.21 (Debt Service Reserve Account);

(iii)	as permitted or required pursuant to the Finance Documents to pay any amounts due and payable under the Finance Documents at any time; or

(iv)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.23	Permitted Restructuring

The Borrower shall promptly procure the delivery to the Agent of any Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions forming part of the Permitted Restructuring.

20.24	US Anti-Terrorism Laws

(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to such Obligor.

(b)	None of the funds or assets of any Obligor or its Subsidiaries that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any Economic Sanctions Law applicable to any party hereto, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

20.25	US Margin Regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for "buying" or "carrying" any Margin Stock or to extend credit to others for the purpose of "buying" or "carrying" any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

20.26	ERISA

No Obligor or any ERISA Affiliate shall establish, or agree to contribute to, any Employee Plan or Multiemployer Plan.

20.27	Conditions subsequent

The Obligors shall procure that each condition subsequent listed in Part III of Schedule 2 (Conditions Subsequent) is satisfied within the timeframe specified in Part III of Schedule 2 (Conditions Subsequent).

21.	Events of Default

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.19 (Acceleration)).

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21.1	Non-payment

An Obligor or the Individual Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system relating to the transmission of funds; and

(b)	payment is made within 2 Business Days of its due date.

21.2	Financial covenants, conditions subsequent and Onshore Event of Default

(a)	Any requirement of Clause 19 (Financial covenants), Clause 20.3 (Additional Guarantors), or Clause 20.27 (Conditions subsequent) is not satisfied.

(b)	An Event of Default (as defined in the Onshore Facility Agreement) occurs.

21.3	Other obligations

(a)	An Obligor or the Individual Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and paragraph (a) of Clause 21.2 (Financial covenants, conditions subsequent and Onshore Event of Default)).

(b)	No Event of Default under paragraph (a) above in relation to Clause 20.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the earlier of (i) the Agent giving notice to the Obligor (or the Individual Guarantor, as applicable) and (ii) the Obligor (or the Individual Guarantor, as applicable) becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, a Security Provider or the Individual Guarantor in the Finance Documents or any other document delivered by or on behalf of any Obligor, Security Provider or the Individual Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

(a)	Any Financial Indebtedness of an Obligor, the Individual Guarantor or any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor, the Individual Guarantor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar event (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor, the Individual Guarantor or any member of the Group is cancelled or suspended by a creditor of that Obligor or any member of the Group as a result of any actual or potential default, event of default, credit review event or any similar event (however described).

(d)	Any creditor of an Obligor, the Individual Guarantor or any member of the Group becomes entitled to declare any Financial Indebtedness of that Obligor or any member of the Group due and payable prior to its specified maturity as a result of any actual or potential default, event of default, credit review event or any similar event (however described).

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(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness incurred by each of the Borrower and the Individual Guarantor or commitment for Financial Indebtedness granted to each of the Borrower and the Individual Guarantor falling within paragraphs (a) to (d) above is less than US$500,000 (or its equivalent in another currency or currencies).

21.6	Insolvency

(a)	An Obligor, a Security Provider, the Individual Guarantor or any member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor, the Individual Guarantor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor, the Individual Guarantor or any member of the Group.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor, a Security Provider, the Individual Guarantor or any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor, a Security Provider, the Individual Guarantor or any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, provisional supervisor or other similar officer in respect of an Obligor, a Security Provider, the Individual Guarantor or any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of an Obligor, a Security Provider, the Individual Guarantor or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, staged or dismissed within 15 days of commencement.

(c)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of any Obligor, or of a substantial part of the property or assets of any Obligor, under US Bankruptcy Law;

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(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor; or

(iii)	the winding-up or liquidation of any Obligor (and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered).

(d)	Any Obligor shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;

(iii)	apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or for a substantial part of the property or assets of such Obligor;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(v)	take any action for the purpose of effecting any of the foregoing.

21.8	Judgments, creditors' process

(a)	An Obligor, a Security Provider, the Individual Guarantor or any member of the Group fails to comply with or pay any sum due from it under any final judgment or any final order made or given by a court of competent jurisdiction.

(b)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor, a Security Provider, the Individual Guarantor or any member of the Group and is not discharged within 5 Business Days.

21.9	Ownership and control

(a)	Prior to the Permitted Restructuring, all of the issued share capital of

(i)	the Borrower is not or ceases to be owned solely by TIDC; or

(ii)	TIDC is not or ceases to be owned solely by CSII.

(b)	Prior to the Permitted Restructuring, TIDC ceases directly to control the Borrower or CSII ceases to control TIDC.

(c)	Following the Permitted Restructuring, any of the issued share capital of any member of the Group (other than any Warrant Shares (as defined in the Warrant Instrument)) is not or ceases to be owned solely by the Holding Company of that member of the Group.

(d)	Following the Permitted Restructuring, any member of the Group ceases to be controlled by the Holding Company of that member of the Group (other than by virtue of entry into the Deed of Undertaking by any member of the Group and/or the Parent).

21.10	Unlawfulness

(a)	It is or becomes unlawful for any Obligor, any Security Provider, the Individual Guarantor or any member of the Group to perform any of its obligations under any Finance Document.

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(b)	Any obligation or obligations of any Obligor, any Security Provider, the Individual Guarantor or any member of the Group under any Finance Document is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect.

21.11	Repudiation

Any Obligor, any Security Provider, the Individual Guarantor or any member of the Group rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

21.12	Cessation of business

Any Obligor or any member of the Group suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business

21.13	Security

Any Security Document or any guarantee in any Finance Document is not (once entered into) in full force and effect or does not (once entered into) create for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

21.14	Expropriation

Any governmental or other authority (whether de jure or de facto) nationalises, compulsorily acquires, expropriates or seizes all or any part of the business or assets of an Obligor, any Security Provider, the Individual Guarantor or any other member of the Group.

21.15	Material Litigation

Any litigation, arbitration, investigative or administrative proceeding is current, pending or threatened:

(a)	to restrain its entry into, the exercise of any of its rights under, or compliance with any of its obligations under, the Finance Documents of any Obligor, any Security Provider, the Individual Guarantor or any member of the Group; or

(b)	which the Majority Lenders otherwise determine has (or might, if adversely determined, have) a Material Adverse Effect.

21.16	Audit Qualification

The auditors qualify their report on any audited consolidated financial statement of the Group or any audited financial statement of the Borrower.

21.17	Damage to Properties

Any real property owned by any member of the Group (or any building or fixture erected thereon) is destroyed or damaged and, in the opinion of the Majority Lenders, the destruction or damage has or, taking into account the amount and timing and likelihood of receipt of any proceeds of any available insurance, would reasonably be expected to have, a Material Adverse Effect.

21.18	Material adverse change

The Majority Lenders determine that a Material Adverse Effect exists, has occurred or might occur.

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21.19	Acceleration

(a)	On and at any time after the occurrence of an Event of Default, other than an Event of Default referred to in paragraph (b) below, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	if an Event of Default occurs under paragraph (c) or (d) of Clause 21.7 (Insolvency proceedings):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable;

in each case automatically and without any direction, notice, declaration or other act.

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SECTION 9

CHANGES TO PARTIES

22.	Changes to the Lenders

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Conditions of assignment or transfer

(a)	No consent of, or consultation with, any person is required for an assignment or transfer by an Existing Lender.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor or the Individual Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

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(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or the Individual Guarantor;

(iii)	the performance and observance by any Obligor or the Individual Guarantor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and the Individual Guarantor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or the Individual Guarantor of its obligations under the Finance Documents or otherwise.

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22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Individual Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the Individual Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor (or the Individual Guarantor, as applicable) and the New Lender have assumed and/or acquired the same in place of that Obligor (or the Individual Guarantor, as applicable) and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

22.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

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(c)	Subject to Clause 22.9 (Pro rata interest settlement),on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the Individual Guarantor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor (or the Individual Guarantor, as applicable) or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by that Obligor (or the Individual Guarantor, as applicable) from the obligations owed to that Obligor or the Individual Guarantor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor or the Individual Guarantor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or the Individual Guarantor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

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22.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) or any assignment pursuant to Clause 22.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.	Changes to the Obligors and the individual guarantor

23.1	Assignment and transfers by Obligors

No Obligor nor the Individual Guarantor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Guarantors

(a)	The Borrower may request that any member of the Group which is a wholly owned direct or indirect Subsidiary of the Parent become an Additional Guarantor. That Subsidiary, and/or any Subsidiary which is required by this Agreement to become an Additional Guarantor, shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in of Schedule 2 (Conditions precedent).

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23.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clause 17.5 (Validity and admissibility in evidence) to Clause 17.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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SECTION 10

THE FINANCE PARTIES

24.	Role of the Agent, the Security Agent and the Arranger

24.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent and the Security Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 6 (Security agency provisions).

(g)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(h)	The Agent and the Security Agent shall have no other duties save as expressly provided for in the Finance Documents.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

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24.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors and the Individual Guarantor.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

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24.8	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.9	Responsibility for documentation

Neither the Agent, the Security Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor, the Individual Guarantor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

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(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Arranger or the Security Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Arranger and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Security Agent.

24.11	Lenders' indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor or the Individual Guarantor pursuant to a Finance Document).

24.12	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor.

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(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

24.13	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

(a)	Subject to Clause 22.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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24.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor or the Individual Guarantor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Management Time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under Clause 13.3 (Indemnity to the Agent and the Security Agent), Clause 15 (Costs and expenses) and Clause 24.11 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to it under Clause 10 (Fees).

24.17	Security Agency Provisions

The provisions of Schedule 6 (Security agency provisions) shall bind each Party.

24.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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24.19	The Register

The Agent, acting for these purposes solely as an agent of the Borrower, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the [Borrower] and, in respect of its own Commitments and Loans, each Lender) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the "Register"). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

25.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor or the Individual Guarantor other than in accordance with Clause 28 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with paragraph (a) of Clause 28.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor or the Individual Guarantor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with paragraph (a) of Clause 28.5 (Partial payments) towards the obligations of that Obligor or the Individual Guarantor to the Sharing Finance Parties.

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26.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor or the Individual Guarantor, as between the relevant Obligor or the Individual Guarantor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor as applicable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor or the Individual Guarantor (as applicable) and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor or the Individual Guarantor (as applicable).

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor or the Individual Guarantor (as applicable).

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	Accounts

27.1	Maintenance of Accounts

The terms and conditions relating to the establishment and maintenance of the Accounts and the Borrower's ability to deal with the Accounts shall be as set out in this Clause 27 supplemented, to the extent the same are not inconsistent with this Clause 27, by the relevant account mandate.

27.2	Interest

(a)	Each amount from time to time standing to the credit of an Account shall bear interest at such rate (if any) as may, from time to time, be determined by the Account Bank consistent with the relevant account mandate relating to each Account and shall be credited to the relevant Account in accordance with the relevant account mandate.

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(b)	Any interest which has accrued shall be credited to the relevant Account and will be available for withdrawal in accordance with the terms of this Agreement relating to the relevant Account.

27.3	Withdrawals

(a)	The Account Bank shall not effect any withdrawal or transfer from any Account to the Borrower (and shall not be liable to the Borrower for failing to effect the same) if it has been notified by an Agent or the Security Agent, as applicable, that a Default has occurred at the time that the relevant withdrawal or transfer would otherwise be made.

(b)	No withdrawal or transfer from an Account may be made if to do so would cause that Account to be overdrawn.

(c)	The restrictions contained in this Clause 27 on the withdrawal of sums standing to the credit of the Accounts shall not affect the obligations of the Borrower to make any payment or repayment required to be made under the Finance Documents on the date the same is so required to be made.

(d)	Except as otherwise provided in any Security Document or in this Agreement, no sum may be transferred or withdrawn from an Account by the Borrower except as expressly permitted by this Clause 27.

27.4	Access to Accounts

(a)	The Borrower irrevocably consents to the Agent or the Security Agent, as applicable, or any of their respective appointed representatives having access to review the books and records of the Account Bank relating to an Account and consents to the Agent or the Security Agent, as applicable, or any of their respective appointed representatives passing on any information so obtained to any Finance Party in accordance with the provisions of the Finance Documents and, for these purposes only, irrevocably waives any right of confidentiality that may exist in respect of such books and records. The Account Bank shall give the Borrower, the Agent or the Security Agent, as applicable, unrestricted access on reasonable prior notice to review such books and records of any Account.

(b)	Nothing in this Clause 22 will require the Account Bank to disclose to any person any books, records or other information which the Account Bank would not be required to disclose to the Borrower.

27.5	Administration

(a)	Without prejudice to the Account Bank's obligations under this Clause 27, it shall not be obliged to make available to or for the account of the Borrower any sum which it is expecting to receive for the account of the Borrower until it has been able to establish that that sum has been credited in cleared funds to the relevant Account held with the Account Bank.

(b)	All signatories in respect of the Accounts must be persons duly and properly authorised by the directors of the Borrower except as otherwise agreed by the Account Bank.

(c)	The Account Bank will provide statements for the Accounts held with it to the Agent and the Security Agent and to the Borrower within five Business Days after the last day of each month.

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27.6	No assignment

No Account, nor the Borrower's right, title and interest to or in any Account, shall be capable of being assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) other than pursuant to the Security Documents.

27.7	Notice of Security

The Borrower and the Security Agent hereby give notice to the Account Bank (and the Account Bank hereby acknowledges and accepts this Agreement as notice) of the Security created over the Accounts pursuant to the Account Charge and the Account Bank agrees:

(a)	not to claim or exercise any Security in, set-off, counterclaim or other rights in respect of any Account held by it, save as expressly contemplated in this Clause 27; and

(b)	that it will pay all moneys standing to the credit of each Account held by it as directed by the Security Agent upon being notified by the Security Agent that the Account Charge has become enforceable.

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SECTION 11

ADMINISTRATION

28.	Payment mechanics

28.1	Payments to the Agent

(a)	On each date on which an Obligor, the Individual Guarantor or a Lender is required to make a payment under a Finance Document, that Obligor or the Individual Guarantor (as applicable) (subject to Clause 28.10 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor or the Individual Guarantor) or the Individual Guarantor and Clause 28.4 (Clawback) and Clause 28.10 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to an Obligor or the Individual Guarantor

The Agent and the Security Agent may (with the consent of the Obligor or the Individual Guarantor (as applicable) or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor or the Individual Guarantor (as applicable) in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor or the Individual Guarantor (as applicable) under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

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28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor (or the Individual Guarantor as applicable) under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor (or the Individual Guarantor as applicable) under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor (or the Individual Guarantor as applicable).

28.6	No set-off by Obligors

Save as expressly required by Clause 7.5 (Set-off against Subscription Monies), all payments to be made by an Obligor (or the Individual Guarantor as applicable) under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, US Dollars is the currency of account and payment for any sum due from an Obligor or the Individual Guarantor under any Finance Document.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

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(d)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor or the Individual Guarantor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor or the Individual Guarantor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

29.	Set-off

A Finance Party may set off any matured obligation due from an Obligor or the Individual Guarantor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor or the Individual Guarantor (as applicable), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower or the Individual Guarantor, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor or the Individual Guarantor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors and the Individual Guarantor.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

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(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.7	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

31.	Calculations and certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

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32.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and waivers

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Obligors and the Individual Guarantor and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to any Obligor or the Individual Guarantor other than in accordance with Clause 23 (Changes to the Obligors and the Individual Guarantor);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 34;

(viii)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

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(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

35.	Confidentiality

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates, Related Funds, head office and any other branch and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and/or the Individual Guarantor and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 24.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

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(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party.

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35.3	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.6	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors and the Individual Guarantor under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	Governing law

This Agreement is governed by Hong Kong law.

38.	Enforcement

38.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Individual Guarantor:

(a)	irrevocably appoints Yintai (Hong Kong) Limited, Room 8155, Houston Centre, 63 Mody Road, Tsimshatsui East, Kowloon, Hong Kong, P.R. China as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor or the Individual Guarantor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Original Lenders

Name of Original Lender	Commitment

(U.S.$)

STANDARD CHARTERED BANK (HONG KONG) LIMITED	23,000,000

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Schedule 2

Conditions Precedent

Part I

Conditions Precedent

1.	Corporate Authorisations

(a)	A copy of the constitutional documents of each Obligor and Security Provider.

(b)	A copy of a resolution of the board of directors of each Obligor and Security Provider:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	in the case of each Guarantor, resolving that it is in its best interests to enter into the transactions contemplated by the Transaction Documents to which it is a party, giving reasons.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of each Obligor and Security Provider (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of each Obligor and Security Provider certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate as to the existence and good standing (including verification of tax status) of each of the US Obligors from the appropriate governmental authorities in such US Obligor's jurisdiction of organization, in form and substance satisfactory to the Agent and its counsel.

(g)	A solvency certificate signed by the chief financial officer or chief accounting officer of each of the US Obligors, in form and substance satisfactory to the Agent and its counsel.

2.	Individual Guarantor

(a)	A copy of the identity card of the Individual Guarantor.

(b)	A copy of a warning notice issued by the Security Agent for and on behalf of the Finance Parties to the Individual Guarantor and duly acknowledged by the Individual Guarantor.

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(c)	An acknowledgement duly signed by the Individual Guarantor confirming, amongst other things, that he has obtained independent legal advice in respect of the transactions contemplated under the Finance Documents.

(d)	A letter from Allen & Overy, legal advisers to the Individual Guarantor, to the Agent confirming that the commercial and legal implications of entering into the transactions contemplated by the Transaction Documents have been explained in full to the Individual Guarantor.

(e)	A certificate signed by the Individual Guarantor certifying that each copy document specified in this Part I of Schedule 2 and/or any document or evidence delivered hereunder in copy form relating to him is correct, complete and in full force and effect on a date no earlier than the date of this Agreement.

3.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in Hong Kong, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Zhong Lun Law Firm, legal advisers to the Arranger and the Agent in the PRC, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of counsel satisfactory to the Agent in the State of New York, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of counsel satisfactory to the Agent in the State of Oregon, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Reports

(a)	Copies of the Original Financial Statements.

(b)	A legal due diligence report prepared by Zhong Lun Law Firm on the Borrower and such other legal issues as may be reasonably required by the Majority Lenders.

(c)	A valuation report prepared by Jones Lang LaSalle on the real properties, plant and equipment owned by the Borrower.

(d)	A financial due diligence report prepared by KPMG.

5.	Insurance

(a)	Evidence that members of the Group have effected insurances satisfactory to the Original Lenders and that these insurances are in full force and effect.

(b)	A copy of all material insurance policies effected by each member of the Group and the receipts for the most recent premia.

6.	Other documents and evidence

(a)	A copy of each Security Document (other than the Borrower Share Charge, the Onshore Land Use Rights Mortgage and the Onshore Buildings Mortgage) duly executed by the parties to it, together with all documentation, and/or evidence of all other steps, required to perfect such Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

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(b)	A copy of each Fee Letter duly executed by the parties to it.

(c)	A copy of each Warrant Document in the Agreed Form.

(d)	Evidence that this Agreement has been duly registered with a competent office of SAFE, together with a copy of the foreign borrowings registration certificate issued by SAFE in respect of the Facility.

(e)	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

(f)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

(g)	Evidence of the establishment of each of the Debt Service Reserve Account and the Onshore Proceeds Account.

(h)	Evidence that the amount standing to the credit of the Debt Service Reserve Account on the Utilisation Date will not be less than the Debt Service Reserve Amount.

(i)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(j)	Such information or evidence as may reasonably be required by a Finance Party to satisfy its know your customer requirements.

(k)	Confirmation satisfactory to the Agent that all conditions precedent to the availability of the Onshore Facility have been satisfied or waived, save for any such condition equivalent to this condition, and that the Onshore Facility has been or will, upon drawdown of the Facility, be drawn.

(l)	Evidence that all fees relating to the perfection, registration, filing and approval of the Security then due have been paid.

(m)	Evidence that all stamp, registration and similar taxes payable in connection with the Transaction Documents that have been executed have been paid.

(n)	The Group Structure Chart.

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Part II

Conditions Precedent Required To Be Delivered By An Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Accession Letter and each Finance Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

12.	In the case of any member of the Group that is required by this Agreement to become an Additional Guarantor on the date that it becomes a member of the Group, confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it:

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(a)	A copy of a first ranking pledge (governed by the law of the place of incorporation of the relevant member of the Group) over the entire issued share capital of each of its Subsidiaries (other than any Warrant Shares (as defined in the Warrant Instrument)), duly executed by the parties to it.

(b)	The share certificates (and blank executed stock transfer forms or equivalent means of transferring the shares) in relation to all shares over which Security is expressed to be created by the Additional Guarantor under any Security Document.

(c)	All other documentation, and/or evidence of all other steps, required to perfect the Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

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Part III

Conditions Subsequent

1.	Onshore Security

(a)	The Borrower shall use its best efforts to procure that as soon as practicable (and in any event within 6 Months after the First Utilisation Date) the Security Agent receives (in form and substance satisfactory to it) the Onshore Land Use Rights Mortgage and the Onshore Buildings Mortgage, each duly executed by the parties to them, together with any other opinion, assurance or evidence as the Majority Lenders consider necessary or desirable in connection with any such document, along with evidence of the completion by the Borrower of all approval and registration formalities which are required in order to effect and perfect the Security granted thereunder.

(b)	In the event that, following the application of the Borrower's best efforts, the condition set out in paragraph (a) above is not satisfied, the Borrower shall procure that fully perfected first-ranking security over all of its real estate and buildings is granted for the benefit of the Onshore Lender (or a trustee or agent on its behalf) as security for the discharge of the [Liabilities (as defined in the Onshore Facility Agreement)] by the date falling [10] Business Days following the deadline specified in paragraph (a) above.

(c)	The Borrower shall procure that within 6 Months after the First Utilisation Date, the Security Agent receives (in form and substance satisfactory to it) the Borrower Share Charge duly executed by the parties to it (other than the Security Agent) together with any other opinion, assurance or evidence as the Majority Lenders consider necessary or desirable in connection with the Borrower Share Charge and evidence of the completion by the Borrower of all approval and registration formalities which are required in order to effect and perfect the Security granted thereunder.

2.	Auditors

Each member of the Group shall engage as its auditors one of the internationally recognised "big four" firms of accountants within 12 Months from the First Utilisation Date.

3.	Permitted Restructuring

The Borrower shall procure that:

(a)	the Permitted Restructuring shall be effected on or before the date falling 18 Months following the First Utilisation Date;

(b)	on the day on which the Permitted Restructuring is effected originals of each of the Warrant Documents in the Agreed Form duly executed by each member of the Group party to them are delivered to the Agent; and

(c)	the Permitted Restructuring is effected in a manner and on terms approved in advance in writing by the Majority Lenders.

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Schedule 3

Utilisation Request

From:  Shandong Caopu Arts & Crafts Co. Ltd.

To:      Standard Chartered Bank (Hong Kong) Limited

Dated:

Dear Sirs

Shandong Caopu Arts & Crafts Co. Ltd. – U.S.$23,000,000 Facility Agreement
dated [                   ] (the "Agreement")

1.	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the Onshore Proceeds Account.

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Shandong Caopu Arts & Crafts Co. Ltd.

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Part II

Schedule 4

Form of Transfer Certificate

To:       Standard Chartered Bank (Hong Kong) Limited as Agent

From:   [                   ] (the "Existing Lender") and [                   ] (the "New Lender")

Dated:

Shandong Caopu Arts & Crafts Co. Ltd. – U.S.$23,000,000 Facility Agreement
dated [                   ] (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Hong Kong law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Standard Chartered Bank (Hong Kong) Limited

By:

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Schedule 5

Form of Assignment Agreement

To:	Standard Chartered Bank (Hong Kong) Limited as Agent and Shandong Caopu Arts & Crafts Co. Ltd. as Borrower, for and on behalf of each Obligor and the Individual Guarantor

From:    [                   ] (the "Existing Lender") and [                   ] (the "New Lender")

Dated:

Shandong Caopu Arts & Crafts Co. Ltd. – U.S.$23,000,000 Facility Agreement
dated [                   ] (the "Agreement")

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 22.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitments and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above. [1]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor and the Individual Guarantor) of the assignment referred to in this Assignment Agreement.

[1]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

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8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement is governed by Hong Kong law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

Standard Chartered Bank (Hong Kong) Limited

By:

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Schedule 6

Security Agency Provisions

1.	Definitions

In this Schedule:

"Security Property" means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

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7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in Hong Kong, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Perpetuity period

The perpetuity period for the trusts created by the Finance Documents shall be 80 years from the date of this Agreement.

11.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

12.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

13.	Suspense Account

Subject to paragraph 14 (Timing of Distributions) below, the Security Agent may:

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(a)	hold in an interest bearing suspense account any money received by it from any Obligor or the Individual Guarantor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 (Investments) above.

14.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

15.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

16.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17.	Disapplication

The Trustee Ordinance (Cap. 29) shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Ordinance (Cap. 29) and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail.

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18.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

19.	Execution by way of deed

The Security Agent shall have the right to enter into any document relating to any Finance Document by way of deed.

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Schedule 7

Form of Compliance Certificate

To:       Standard Chartered Bank (Hong Kong) Limited as Agent

From:   Shandong Caopu Arts & Crafts Co. Ltd.

Dated:

Dear Sirs

Shandong Caopu Arts & Crafts Co. Ltd. – U.S.$23,000,000 Facility Agreement
dated [                   ] (the "Agreement")

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	[We confirm that no Default is continuing.][1]*

2.	We confirm that:

(a)	as at [ ] the ratio of Borrowings to Tangible Net Worth was [ ];

(b)	as at [ ] the ratio of Borrowings to EBITDA for the Relevant Period ending on that date was [ ]; and

(c)	as at [ ] the ratio of EBITDA to Interest Expense for the Relevant Period ending on that date was [ ].

Signed:	Signed:
Director of	Director of
Shandong Caopu Arts & Crafts Co. Ltd.	Shandong Caopu Arts & Crafts Co. Ltd.

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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[insert applicable certification language]

We have reviewed the Agreement and audited consolidated financial statements of China Shandong Industries, Inc. for the year ended [                   ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in paragraph 2 of the above Compliance Certificate or which we know to be a continuing Default.

for and on behalf of

[name of auditors of China Shandong Industries Inc.]

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Schedule 8

Form of Accession Letter

To:	[ ] as Agent

From:	[Subsidiary] and [Shandong Caopu Arts & Crafts Co. Ltd.]

Dated:	[ ]

Dear Sirs

Shandong Caopu Arts & Crafts Co. Ltd. – U.S.$23,000,000 Facility Agreement
dated [                   ] 2012 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 23.2 (Additional Guarantors) of the Agreement.

[Subsidiary] is a company duly incorporated under the law of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows:

Address:	[ ]

Fax No:	[ ]

Attention:	[ ]

4.	This Guarantor Accession Letter has been delivered as a deed on the date stated at the beginning of this Guarantor Accession Letter.

[Company]	[Subsidiary]

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The Borrower

Shandong Caopu Arts & Crafts Co. Ltd.

Address:	No. 2888 Qinghe Road,
Development Zone Cao County,
Shandong Province,
China 274400

Fax No:	+86 530 343 1221

Attention:	Mr Li Jin Liang

By:	/s/ [ILLEGIBLE]

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The Individual Guarantor

Li Jin Liang

Address:	No. 2888 Qinghe Road,
Development Zone Cao County,
Shandong Province,
China 274400

Fax No:	+86 530 343 1221

Attention:	Mr Li Jin Liang

By:	/s/ [ILLEGIBLE]

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The Original Corporate Guarantors

Tianwei International Development Corporation

Address:	7000 SW Hampton Street – Suite 218,
Portland,
Oregon,
United States 97223

Fax No:	+86 530 343 1221

Attention:	Mr Li Jin Liang

By:	/s/ [ILLEGIBLE]

China Shandong Industries, Inc.

Address:	1521 Concord Pike #303,
Wilmington,
Delaware,
United States 19803

Fax No:	+86 530 343 1221

Attention:	Mr Li Jin Liang

By:	/s/ [ILLEGIBLE]

Caopu Enterprise Limited

Address:	ILS Fiduciary (BVI) Limited
Mill Mall, Suite 6,
Wickhams Cay 1,
P.O. Box 3085,
Road Town, Tortola,
British Virgin Islands

Fax No:	+86 530 343 1221

Attention:	Mr Li Jin Liang

By:	/s/ [ILLEGIBLE]

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The Arranger

Standard Chartered Bank (Hong Kong) Limited

By:	/s/ [ILLEGIBLE]

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The Original Lender

Standard Chartered Bank (Hong Kong) Limited

By:	/s/ [ILLEGIBLE]

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The Agent

Standard Chartered Bank (Hong Kong) Limited

Address:	11th Floor Standard Chartered Tower

388 Kwun Tong Road

Kwun Tong, Hong Kong

Fax No:	+852 2810 0180

Attention:	Carlos Lam

By:	/s/ [ILLEGIBLE]

The Security Agent

Standard Chartered Bank (Hong Kong) Limited

Address:	11th Floor Standard Chartered Tower

388 Kwun Tong Road

Kwun Tong, Hong Kong

Fax No:	+852 2810 0180

Attention:

By:	/s/ [ILLEGIBLE]

The Account Bank

Standard Chartered Bank (China) Limited, Qingdao Branch

Address:	35/F, Sunshine Plaza
No. 40 Hong Kong Middle Road
Qingdao,
China 266071

Fax No:	+86 532 8090 3620

Attention:	Frank Cai

By:	/s/ [ILLEGIBLE]

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